Exhibit 99.1

Applied Optoelectronics Announces Preliminary First Quarter 2015 Revenue

Sugar Land, TX, April 13, 2015 – Applied Optoelectronics, Inc. (NASDAQ: AAOI), a leading provider of fiber-optic access network products for the cable broadband, internet datacenter, and fiber-to-the-home markets, today reported preliminary revenue for the first quarter ended March 31, 2015.

The company currently expects first quarter 2015 revenue to be in the range of $30.0 million to $30.3 million, compared with prior guidance of $35.0 million to $36.5 million.

“We are very disappointed to report preliminary revenue results below our expectations. Our first quarter revenue was impacted by continued supply constraints for an externally sourced optical sub-assembly for a 40 Gbps data center transceiver,” said Dr. Thompson Lin, Applied Optoelectronics, Inc. (AOI) founder and CEO. “While our supplier did increase production for this sub-assembly in the quarter, they remained behind schedule and delivered only slightly more than 50% of the quantity they committed to earlier in the quarter.

“As we said in February, in order to help alleviate supply shortages we have been preparing to ramp internal production of this component. We made good progress on this front in March and are on schedule to begin internal production of this supply constrained component in the second quarter.”

Lin continued, “Demand for 40 Gbps data center transceivers remains very strong, and even though below expectations, Q1 revenue grew 22% compared to the same period last year. Moreover, we exited the quarter with a book to bill of 2.4, giving us a book-to-bill ratio for the past two quarters of over 2.0. Based on our sizeable order backlog and our ramping capacity both internally and with our third-party vendor, we currently expect second quarter revenue to be above $42 million.”

The above information is preliminary and subject to Applied Optoelectronics’ quarter-end accounting close process and audit, therefore, actual results may vary from these preliminary results.

Management will host a conference call today, April 13, 2015 at 5:00 p.m. Eastern time / 4:00 p.m. Central time to discuss its preliminary revenue results for the first quarter and revenue outlook for the second quarter. Open to the public, investors may access the call by dialing (719) 457-2661. A live audio webcast of the conference call will also be accessible on the company's website at investors.ao-inc.com. Following the webcast, an archived version will be available on the website for one year. A telephonic replay of the call will be available two hours after the call and will run for five business days and may be accessed by dialing (719) 457-0820 and entering passcode 3786737.

Forward-Looking Information

This press release contains forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions and current expectations, which could cause the company's actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include but are not limited to: reduction in the size or quantity of customer orders; change in demand for the company's products due to industry conditions; changes in manufacturing operations; volatility in manufacturing costs; delays in shipments of products; disruptions in the supply chain; change in the rate of design wins or the rate of customer acceptance of new products; the company's reliance on a small number of customers for a substantial portion of its revenues; potential pricing pressure; a decline in demand for our customers products or their rate of deployment of their products; general conditions in the CATV, internet datacenter or FTTH markets; changes in the world economy (particularly in the United States, and China); the negative effects of seasonality; and other risks and uncertainties described more fully in the company's documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact the company's business are set forth in the "Risk Factors" section of the company's quarterly and annual reports on file with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as ''may,'' ''will,'' ''should,'' ''expects,'' ''plans,'' ''anticipates,'' ''believes,'' or ''estimates" or by other similar expressions that convey uncertainty of future events or outcomes. You should not rely on forward-looking statements as predictions of future events. All forward-looking statements in this press release are based upon information available to us as of the date hereof, and qualified in their entirety by this cautionary statement. Except as required by law, we assume no obligation to update forward-looking statements for any reason after the date of this press release to conform these statements to actual results or to changes in the company's expectations.

About Applied Optoelectronics

Applied Optoelectronics, Inc. (AOI) is a leading developer and manufacturer of advanced optical products, including components, modules, and equipment. AOI's products are the building blocks for broadband fiber access networks around the world, where they are used in the CATV broadband, internet datacenter, and fiber-to-the-home markets. AOI supplies optical networking lasers, components and equipment to tier-1 customers in all three of these markets. In addition to its corporate headquarters, wafer fab and advanced engineering and production facilities in Sugar Land, TX, AOI has engineering and manufacturing facilities in Taipei, Taiwan and Ningbo, China. For additional information, visit www.ao-inc.com.

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SOURCE: Applied Optoelectronics, Inc.

Investor Relations Contacts:

The Blueshirt Group, Investor Relations

Maria Riley

+1-415-217-7722

ir@ao-inc.com